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EXHIBIT 5.2

[WALKERS LETTERHEAD]

PDVSA Finance Ltd.
c/o Petróleos de Venezuela, S.A.
Avenida Libertador
La Campiña, Apdo, 169
Caracas 1010-A
Venezuela

    19 July 2001

Dear Sirs,

PDVSA FINANCE LTD.—Registration Statement on Form F-3

    We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with a registration statement on Form F-3, filed with the Securities and Exchange Commission on or around the date hereof (as amended, the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of $1,500,000,000 in aggregate principal amount of notes (the "Notes") of PDVSA Finance Ltd., a limited liability company incorporated under the laws of the Cayman Islands (the "Company"), to be issued pursuant to a senior indenture, dated as of May 14, 1998 (the "Indenture), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee").

    For the purposes of giving this opinion, we have examined the documents listed in Schedule 1 and the Registration Statement (the "Document").

    In giving this opinion we have relied upon the assumptions set out in Schedule 2 hereto, which we have not independently verified.

    We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Document nor upon the commercial terms of the transactions contemplated by the Document and the issuance of the Notes.

    Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3 hereto, we are of the opinion that under the laws of the Cayman Islands:

1.
The Company is an exempted company duly incorporated, validly existing and in good standing with unlimited duration under the laws of the Cayman Islands.

2.
The Notes to be issued pursuant to the Indenture have been duly authorised by the Company and when issued and executed on behalf of the Company and delivered by the Company, and duly authenticated by the Trustee, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

    This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Validity of the Notes".

    This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully,
/s/ WALKERS

WALKERS

Schedule 1
List of Documents Examined

(1)
the Certificate of Incorporation and Memorandum and Articles of Association of the Company dated 18 March 1998.

(2)
the Resolutions adopted by the Board of Directors of the Company dated 19 July 2001.

(3)
the Certificate of Good Standing dated 17 July 2001.

(4)
the Senior Indenture, dated as of May 14, 1998, between the Company and the Chase Manhattan Bank, as trustee.

Schedule 2
Assumptions

    The opinions hereinbefore given are based upon the following assumptions:

1.
There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Notes and that, in so far as any obligation expressed to be incurred under the Notes is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.
The Notes are within the capacity and powers of and have been or will be duly authorised, executed and delivered by each of the parties thereto (other than the Company) and have been duly delivered by the Company and constitute or will when executed constitute the legal, valid and binding obligations of each of the parties thereto (other than the Company) enforceable in accordance with their terms as a matter of the laws of all relevant jurisdictions (other than the Cayman Islands).

3.
The Minute Book of the Company examined by us on 19 July 2001 at its Registered Office contains a complete record of the business transacted by it.

4.
The corporate records of the Company examined by us on 19 July 2001 at its Registered Office constitute its complete corporate records and that all matters required by law to be recorded therein are so recorded.

5.
The Cause Books of the Cayman Islands Grand Court maintained by the Clerk of the Courts examined by us on 19 July 2001 at the Courts Office constitute a complete record of the proceedings before the Grand Court of the Cayman Islands.

6.
None of the parties to any of the Notes is:

(a)
a "person in Iraq" as that term is defined in The Iraq and Kuwait (United Nations Sanctions) (Dependent Territories) Order 1990 or an "Iraqi person" as defined in The Iraq (United Nations) (Sequestration of Assets) (Dependent Territories) Order 1993 or a person resident in the Republic of Iraq for the purposes of The Caribbean Territories (Control of Gold, Securities, Payment and Credits: Kuwait and Republic of Iraq) Order 1990; or

(b)
a "person connected with Libya" as that term is defined in The Libya (United Nations Sanctions) (Dependent Territories) Order 1992.

7.
The Resolutions were duly adopted in accordance with the Articles of Association of the Company. We confirm that the examination made by us for the purpose of giving this opinion gives us no reason to suppose that the Resolutions were not so adopted.

Schedule 3
Qualifications

    The opinions hereinbefore given are subject to the following qualifications:

1.
The term "enforceable" as used above means that the obligations assumed by the Company under the Notes are of a type which the courts of the Cayman Islands enforce; it does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

(a)
enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation and other laws of general application relating to or affecting the rights of creditors;

(b)
enforcement may be limited by general principles of equity;

(c)
claims may become barred under statutes of limitation or may be or become subject to defences of set-off or counterclaim;

(d)
where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)
an award of a court of the Cayman Islands may be required to be made in Cayman Islands dollars;

(f)
to the extent that any provision of the Notes is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; in particular, the enforceability of any provision of the Notes which imposes additional obligations in the event of any breach or default, or of payment or prepayment being made other than on an agreed date may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

(g)
to the extent that the performance of any obligation arising under the Notes would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands (provided however that we have no reason to believe that any of the Notes would be contrary to public policy); and

(h)
a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard.

2.
A certificate, determination, calculation or designation of any party to the Notes as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, if, for example, it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error.

3.
The courts of the Cayman Islands will recognise and enforce a foreign judgment which is final and in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules and which is conclusive, for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations, and which was neither obtained in a manner, nor is of a kind of which enforcement is contrary to natural justice or the public policy of the Cayman Islands.

4.
If any provision of the Notes is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts.

5.
To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies.

6.
Any term of any of the Notes may be amended orally by the parties thereto, notwithstanding provisions to the contrary contained therein.

7.
The effectiveness of terms in the Notes excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty are limited by law.

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Schedule 1 List of Documents Examined
Schedule 2 Assumptions
Schedule 3 Qualifications